Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
Adams Golf Announces Revenue Growth Range for Second Quarter 2008
PLANO, TEXAS, July 15, 2008 – Adams Golf (NasdaqCM:ADGF) today announced that it expects its second quarter revenues to grow 6-10% from the $30.4 million it recorded in the second quarter of 2007. The Company expects to file its second quarter Form 10-Q on August 4, 2008 and host a live conference call to discuss its financial results on August 5, 2008.
“In light of today’s economic conditions, we are pleased with our second quarter revenue growth,” said Mr. Chip Brewer, CEO and President of Adams Golf. “Equally if not more importantly, we continue to make progress in developing our brand positions and market share.”
More details on the Company’s second quarter financial results conference call will be provided in a press release to be filed concurrently with the filing of the Company’s second quarter 10-Q.
This press release contains “forward-looking statements” made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The statements include, but are not limited to statements using terminology such as “may,” “will,” “expect,” “expects,” “expected,” “progress,” “forward,” “future,” “intend,” “estimate,” “anticipate,” “plan,” “seek” or “believe,” and “belief.” Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the following: the ability to maintain historical growth in revenue and profitability; the ability to generate sufficient revenue to cover our investments; retail inventory levels and their effect on future orders; the ability to generate shareholder value; product development difficulties; product approval and conformity to governing body regulations; assembly difficulties; competing product introductions; patent infringement risks; uncertainty of the ability to protect intellectual property rights; market demand and acceptance of products; the impact of changing economic conditions; the success of our marketing strategy; the success of our tour strategy; our dependence on a limited number of customers; business conditions in the golf industry; reliance on third parties, including suppliers; the actions of competitors, including pricing, advertising and product development risks concerning future technology; the management of sales channels and re-distribution; investor audience, interest or valuation; and events and other factors detailed under “Risk Factors” in our Securities and Exchange Commission filings. These filings can be obtained by visiting the corporate governance section of our website at www.adamsgolf.com or by contacting Adams Golf Investor Relations at InvestorInfo@adamsgolf.com.
Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Adams Golf undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.
For more information, please contact:
Patty Walsh
Director, Investor Relations
Adams Golf — (972) 673-9000
InvestorInfo@adamsgolf.com